                                                                    EXHIBIT 4(d)

                           CERTIFICATE OF CORRECTION

                        filed to correct an error in the

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  ENRON CORP.

                             filed in the office of
                       the Secretary of State of Delaware
                              on October 11, 1988

         ENRON CORP., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, DOES HEREBY CERTIFY:

         1.      The name of the corporation is Enron Corp.

         2. The Restated Certificate of Incorporation of Enron Corp. (the "Restated Certificate") was filed in the office of the Secretary of State of Delaware on October 11, 1988, and the Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of Delaware.

         3. The Restated Certificate requires correction because it does not incorporate the Certificate of Designation of InterNorth, Inc. filed in the office of the Secretary of State of Delaware on July 22, 1983. Under Section 151 (g) of the General Corporation Law of Delaware, that Certificate of Designation was an amendment to the certificate of incorporation of InterNorth, Inc. ("InterNorth"). That amendment inadvertently was omitted from the subsequent restatement of InterNorth's certificate of incorporation and, after InterNorth's name was changed to Enron Corp., from restatements of Enron Corp.'s certificate of incorporation.

         4. Article IV B. of the Restated Certificate is corrected to read in its entirety as set forth in Exhibit A attached to this Certificate of Correction.

         IN WITNESS WHEREOF, Enron Corp. has caused this certificate to be signed by Edmund P. Segner, III, its Executive Vice President and Chief of Staff, and attested by Rex R. Rogers, its Assistant Secretary, this 26th day of May, 1994.


ENRON CORP.                                        ATTEST:


By: EDMUND P. SEGNER, III                          REX R. ROGERS
    Edmund P. Segner, III                          Rex R. Rogers
    Executive Vice President                       Assistant Secretary
    and Chief of Staff

                                   EXHIBIT A

         B. (1) The Second Preferred Stock may be issued from time to time in one or more series. All shares of Second Preferred Stock shall be of equal rank and shall be identical, except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of each series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon shall be cumulative. Before any shares of Second Preferred Stock of any particular series shall be issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, in the manner provided by law, the following provisions of the shares of such series:

                 (a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but now below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                 (b) The annual rate of dividends payable on shares of such series and the date from which dividends shall be cumulative on all shares of such series;

                 (c) The redemption price or prices, if any, for shares of such series;

                 (d) The terms of a sinking or purchase fund, if any, for shares of such series;

                 (e) The amount payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                 (f) The rights, if any, of the holders of shares of such series to convert such shares into assets of the Corporation or shares of stock of the Corporation of any class or of any series of any class and the terms and conditions of such conversion; and

                 (g) The voting powers, full or limited, if any, of shares of such series, including, without limitation, any requirements for the approval or consent of the holders of any prescribed percentage of the shares of such series with respect to any specific corporate action (including any such action specified in subdivision (7) of this Article IV B), in addition to any such requirements appertaining to the shares of all series specifically provided herein, and any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as not inconsistent with the provisions of this Article IV B applicable to all series of Second Preferred Stock and to the full extent now or hereafter permitted by the laws of Delaware. Shares of Second Preferred Stock shall be issued only as fully paid and non-assessable shares.

         The Preferred Stock shall have preference and priority over the Second Preferred Stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (2) The holders of the Second Preferred Stock of each series, in preference to the holders of any junior stock, but subject to the rights and preferences of the Preferred Stock, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefor, cash dividends, at the rate for such series fixed in accordance with the provisions of subdivision (1) of this Article IV B, and no more, payable quarterly on the first days of January, April, July and October, respectively, in each year, with respect to the quarterly period ending on the day preceding each such respective payment date, except that the first dividend on the initial issue of any series of the Second Preferred Stock shall be payable on the quarterly dividend payment date next succeeding the expiration of thirty days after the date any shares of such series are issued. Such dividends shall be cumulative, in the case of shares of each particular series, from the date fixed from the purpose by the Board of Directors, as provided in subdivision
(1) of this Article IV B.

         No dividend shall be paid upon, or declared or set apart for, any share of Second Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the some quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and set apart for, all shares of Second Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

         (3) In no event, so long as any shares of Second Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of any junior stock be purchased, redeemed or otherwise acquired for value by the Corporation, nor shall the Corporation permit any distribution to be made or shares purchased, redeemed or otherwise acquired by any subsidiary, unless all dividends on the Second Preferred Stock of all series for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless the Corporation shall not be in arrears with respect to any sinking fund for any series of Second Preferred Stock. The foregoing provisions of this subdivision (3) shall not, however, apply to a dividend payable in any junior stock, or the acquisition of shares of any junior stock in exchange for, or through application of the proceeds of the sale of, shares of any other junior stock.

         Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of subdivision (1) of this Article IV B, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, and no holders of shares of Second Preferred Stock of any series shall be entitled to share therein.

         (4) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of the Second Preferred Stock shall be entitled to be paid in full the respective amounts fixed in accordance with the provisions of subdivision (1) of this Article IV B, together with accrued dividends to such distribution or payment date whether or not earned or declared. If such payment shall have been made in full to the holders of the Second

Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Second Preferred Stock, the holders of all Series of Second Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision
(4) or of subdivision (7) of this Article IV B.

         (5) Subject to the provisions of subdivision (7) of this Article IV B, the Second Preferred Stock of any series may be redeemed, as a whole or in part, at the option of the Corporation, by vote of its Board of Directors, or in the case of any one or more series, for the purpose of any sinking fund or other requirement for any such series fixed by the Board of Directors pursuant to the provisions of subdivision (1) of this Article IV B, at any time or from time to time, at the applicable redemption price for such series fixed in accordance with the provisions of subdivision (1) of this Article IV B, together with accrued dividends to the redemption date, whether or not earned or declared. If less than all the outstanding shares of Second Preferred Stock of any series are to be redeemed, the shares to be redeemed shall be determined by lot or pro rata in such manner as the Board of Directors may prescribe.

         Notice of every redemption of Second Preferred Stock shall be mailed, addressed to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the stock books of the Corporation (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption), and, for all Second Preferred Stock issued prior to May 1, 1984, notice shall also be published at least once in one daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, The City of New York, the first publication and such mailing to be at least thirty days and not more than sixty days prior to the date fixed for redemption.

         If notice of redemption shall have been duly publishned as may be required herein and if, on or before the redemption date specified in the notice, the redemption price, together with accrued dividends to the date fixed for redemption, whether or not earned or declared, shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of Second Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, and all rights with respect to the shares of Second Preferred Stock so called for redemption shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price of the shares so redeemed, including accrued dividends to the redemption date, but without interest.

         The Corporation may also, at any time prior to the redemption date, deposit in trust, for the account of the holders of the Second Preferred Stock to be redeemed, with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The City of New York, having capital, surplus and undivided profits aggregating at least Five Million Dollars ($5,000,000), designated in the notice of redemption, the redemption price, together with accrued dividends to the date fixed for redemption, whether or not earned or declared and, unless the notice of redemption herein provided for has previously been duly mailed and published, deliver irrevocable written instructions directing such bank or trust company, on behalf and at the expense of the Corporation, to cause of redemption specifying the date of redemption to be duly mailed and publication of the notice to be made as herein provided promptly upon receipt of such irrevocable instructions. Upon such deposit in trust, either after due mailing and publication of the notice of redemption or accompanied by irrevocable instructions as provided above, notwithstanding that any certificate for shares of Second Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of Second Preferred Stock with respect to which the deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares of Second Preferred Stock shall forthwith cease and terminate except only the right of the holders thereof to receive from such bank or trust company, at any time after the time of the deposit, the redemption price, including accrued dividends to the redemption date, whether or not earned or declared, but without interest, of the shares so to be redeemed, and the right to exercise, on or before the date fixed for redemption, privileges of conversion or exchange, if any, not theretofore expiring.

         Any moneys deposited by the Corporation pursuant to this subdivision
(5) which shall not be required for the redemption because of the exercise of any such right of conversion or exchange subsequent to the date of the deposit shall be repaid to the Corporation forthwith. Any other moneys deposited by the Corporation pursuant to this subdivision (5) and unclaimed at the end of six years from the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

         (6) The holders of Second Preferred Stock shall have no right to vote except as otherwise herein or by statute specifically provided, except for such full or limited voting powers as may be fixed by the Board of Directors in respect of the shares of a particular series in accordance with the provisions of subdivision (1) of this Article IV B.

         If, at any time, dividends payable on the Second Preferred Stock shall be in default in an amount equivalent to six full quarterly dividends on all shares of all series of the Second Preferred Stock at the time outstanding, then, the holders of the Second Preferred Stock of all series, voting separately as a class, shall be entitled to elect two Directors of the Corporation. When all such dividends in default shall have been so paid or funds sufficient therefor deposited in trust (and such dividends in default shall be so paid as soon as lawful and reasonably practicable out of any assets of the Corporation available therefor), the holders of the Second Preferred Stock shall be divested of such voting rights, but subject always to the same provisions for the vesting of such voting rights in the holders of the Second Preferred Stock in the case of any future such dividend default or defaults.

         The foregoing right of the holders of the Second Preferred Stock with respect to the election of Directors of the Corporation may be exercised at any annual meeting of stockholders or, within the limitations hereinafter provided, at a special meeting of stockholders held for such purpose. If the date upon which such right of the holders of the Second Preferred Stock shall become vested shall be more than ninety days preceding the date of the next ensuing annual meeting of stockholders as fixed by the By-Laws of the Corporation, the President of the Corporation shall, within ten days after delivery to the Corporation at its principal office of a request to such effect signed by the holders of at least five per cent (5%) of the Second Preferred Stock then outstanding, call a special meeting of stockholders to be held within forty days after the delivery of such request for the purpose of electing a new Board of Directors to serve until the next annual meeting and until their successors shall be elected and shall qualify. Notice of such meeting shall be mailed to each stockholder entitled to vote thereat not less than ten days prior to the date of such meeting. The term of office of all Directors of the Corporation shall terminate at the time of any such meeting held for the purpose of electing a new Board of Directors, notwithstanding that the term for which such Directors had been elected shall not then have expired. In the event that at any such meeting at which holders of the Second Preferred Stock shall be entitled to elect two Directors, a quorum of the holders of such Second Preferred Stock shall not be present in person or by proxy, the holders of the Common Stock, if a quorum thereof be present, may temporarily elect the Directors whom the holders of the Second Preferred Stock were entitled but failed to elect, such Directors to be designated as having been so elected and their term of office to expire at such time thereafter as their successors shall be elected by the holders of the Second Preferred Stock as herein provided.

         Whenever the holders of Second Preferred Stock shall be entitled to elect two Directors, any holder of such Second Preferred Stock shall have the right, during regular business hours, in person or by duly authorized representative, to examine and to make transcripts of the stock records of the Corporation for the Second Preferred Stock for the purpose of communicating with other holders of such Second Preferred Stock with respect to the exercise of such right of election.

         Whenever the holders of Second Preferred Stock shall be divested of such voting right, the President of the Corporation shall, within ten days after delivery to the Corporation at its principal office of a request to such effect signed by any holder of Common Stock, call a special meeting of the holders of shares of stock entitled to vote at such meeting to be held within forty days after the delivery of such request for the purpose of electing a new Board of Directors to serve until the next annual meeting or until their respective successors shall be elected and shall qualify. If, at any such special meeting, any Director shall not be reelected, his term of office shall terminate upon the election and qualification of his successor, notwithstanding that the term for which such Director was originally elected shall not then have expired.

         At any annual or special meeting of stockholders held for the purpose of electing Directors when the holders of the Second Preferred Stock shall be entitled to elect two Directors, the presence in person or by proxy of the holders of one-third of the outstanding shares of the Second Preferred Stock shall be required to constitute a quorum for the election by such class of such two Directors, and the presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock shall be required to constitute a quorum for the election by such class of the Directors which that class is entitled to elect or for the election temporarily by such class as herein provided of the members of the Board of Directors whom the holders of the Second Preferred Stock cannot at the time for the want of a quorum elect; provided, however, that the majority of the holders of either such class of stock who are present in person or by proxy shall have power to adjourn such meeting for the election of Directors by such class from time to time without notice other than announcement at the meeting. No delay or failure by the holders of any class of stock to elect the members of the Board of Directors whom such holders are entitled to elect shall invalidate the election of the remaining members of the Board of Directors by the holders of any other class of stock. At any such election of Directors by the holders of shares of Second Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the books of the Corporation on any record date fixed for such purpose or, if no such date be fixed, on the date on which the election is held, subject to the provisions of Article XIII.

         If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of the Second Preferred Stock shall be entitled to elect two Directors, the number of Directors in office who have been elected by the holders of shares of any class of stock shall, by reason of resignation, death or removal, be less than the total number of Directors subject to election by the holders of shores of such class, (a) the vacancy or vacancies in the Directors elected by the holders of shares of that class shall be filled by a majority vote of the remaining Directors then in office who were elected by such class or succeeded to Directors so elected, although such majority be less than a quorum, or, if there shall be only one such remaining Director, shall be filled by the Directors then in office upon nomination of the remaining Director elected by the holders of the shares of that class or his successor and (b) if not so filled within forty days after the creation thereof, the President of the Corporation shall call a special meeting of the holders of shares of such class and such vacancy or vacancies shall be filled at such special meeting.

         Any director may be removed from office by vote of the holders of a majority of the shares of the class of stock by which his successor would be elected. A special meeting of the holders of shares of such class may be called by a majority vote of the Board of Directors for the purpose of removing a Director in accordance with the provisions of this paragraph. The President of the Corporation shall, in any event, within ten days after delivery to the Corporation at its principal office of a request to such effect signed by the holders of at least five per cent (5%) of the outstanding shares of such class, call a special meeting for such purpose to be held within forty days after the delivery of such request.

         Holders of Second Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

         (7) So longer as any shares of Second Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required herein or by law, the consent of the holders of at least fifty per cent (50%) of the Second Preferred Stock at the time outstanding, considered as a single class without regard to series, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                 (i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws, of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock or reduces the time for any notice to which the holders of the Second Preferred Stock may be entitled; provided, however, that if such amendment alteration or repeal affects adversely the rights or preferences of one or more but not all series of Second Preferred Stock at the time outstanding, only the consent of the holders of at least one-half of the shares of the series so affected shall be required; and provided further, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of any junior stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock;

                 (ii) The authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class, ranking prior to the Second Preferred Stock;

                 (iii) The voluntary dissolution, liquidation or winding up of the affairs of the Corporation, or the sale, lease or conveyance by the Corporation of all or substantially all its property or assets;

                 (iv) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Second Preferred Stock at the time outstanding unless the full dividend on all shares of Second Preferred Stock of all series then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart;

                 (v) The increase of the authorized amount of the Second Preferred Stock, or the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class, ranking on a parity with the Second Preferred Stock; or

                 (vi) The merger or consolidation of the Corporation with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Second Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Second Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

provided, however, that no such consent of the holders of the Second Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when the issuance of any such additional Second Preferred Stock, prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, provision is to be made for the redemption of all shares of Second Preferred Stock at the time outstanding, or, in the case of any such amendment, alteration or repeal as to which the consent of less than all series of the Second Preferred Stock would otherwise be required, for the redemption of all shares of the series of Second Preferred Stock the consent of which would otherwise be required.

         (8) As used herein with respect to the Second Preferred Stock or in any resolution adopted by the Board of Directors providing for the issue of any particular series of the Second Preferred Stock as authorized by subdivision (1) of this Article IV B, the following terms shall have the following meanings:

                 (a) The term 'junior stock' shall mean the Common Stock, the Preference Stock, and any other class of stock of the Corporation hereafter authorized over which the Second Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                 (b) The term 'sinking fund' shall mean any fund or requirement for the periodic retirement of shares.

                 (c) The term 'accrued dividends,' with respect to any share of any series, shall mean an amount computed at the annual dividend rate for the series of which the particular share is a part, from the date on which dividends on such share become cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

         (9) Pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, as amended, the Board of Directors has created a series of 2,400,000 shares of Second Preferred Stock of the Corporation (such series being hereinafter called the "Second Preferred Convertible Series"), and has fixed the voting powers, designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, which are applicable to the Second Preferred Stock of all series) as follows:

                 (A) The distinctive designation of the Second Preferred Convertible Series shall be "$10.50 Cumulative Second Preferred Convertible Stock"; the number of shares which shall constitute the Second Preferred Convertible Series shall be 2,400,000 shares; and such number shall not be increased.

                 (B) The annual rate of dividends payable on shares of the Second Preferred Convertible Series shall be $10.50, and no more, and the date from which dividends shall be cumulative and shall accrue on all shares of the Second Preferred Convertible Series shall be the Effective Time of the Merger, as such terms are defined in the Agreement and Plan of Merger, dated as of April 12, 1983 among the Corporation, I N Holdings, Inc. and Belco Petroleum Corporation.

                 (C) The Second Preferred Convertible Series shall not be redeemable by the Corporation prior to the tenth anniversary of the Effective Time, and thereafter, the Corporation shall have the right to redeem any and all of the Second Preferred Convertible Series at any time at the redemption price of $100 per share, together with accrued dividends to the date of distribution or payment, whether or not earned or declared; provided, however, that the Corporation shall not have the right to redeem any shares of the Second Preferred Convertible Series pursuant to this subdivision
         (C) unless the current market price per Common Share (as defined in subparagraph E(4) below) has been for at least 30 consecutive Trading days (as defined in subparagraph E(4) below) at least 150% of the amount calculated by dividing $100 by the number of Common Shares into which one share of the Second Preferred Convertible Series is then convertible pursuant to the provisions of subparagraph E below. Any redemption shall be effected in the manner provided in subdivision (5) of Article IV-B of the Certificate of Incorporation.

                 (D) The amount payable on shares of the Second Preferred Convertible Series in the event of any involuntary or voluntary liquidation, dissolution, or winding up of the affairs of the Corporation shall be $100 per share, together with accrued dividends to the date of distribution or payment, whether or not earned or declared.

                 (E)      (1)     Each share of the Second Preferred
         Convertible Series shall be convertible at any time at the option of the holder thereof into fully paid and non-assessable shares of Common Stock (the "Common Shares") of the Corporation at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. The rate at which Common Shares shall be delivered upon conversion of shares of the Second Preferred Convertible Series (herein called the "conversion rate") shall be initially 3.413 Common Shares for each share of Second Preferred Convertible Series. The conversion rate shall be subject to adjustment as provided for below. Upon conversion no allowance or adjustment shall be made for dividends on either class of stock.

                 (2) In order to convert shares of the Second Preferred Convertible Series into Common Shares, the holder thereof shall surrender at the office of any transfer agent for the Second Preferred Convertible Series the certificate or certificates therefor, duly endorsed to the Corporation or in blank or accompanied by appropriate instruments of transfer to the Corporation or in blank, and give written notice to the Corporation at said office that he elects to convert such shares. Shares of the Second Preferred Convertible Series shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver at said office the certificate or certificates for the number of full Common Shares issuable upon such conversion, together with a cash payment in lieu of any fraction of a Common Share, as hereinafter provided, to the person or persons entitled to receive the same or to the nominee or nominees of such person or persons. In case shares of the Second Preferred Convertible Series are called for redemption pursuant to subdivision (C), the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption unless default shall be made in the payment of the redemption price.

                 (3) The conversion rate shall be adjusted from time to time as follows:

                          (a) In case the Corporation shall (i) pay a dividend on its Common Shares in other Common Shares, (ii) subdivide its outstanding Common Shares, (iii) combine its outstanding Common Shares into a smaller number of Common Shares, or (iv) issue by reclassification of its Common Shares any other shares of the Corporation (including in connection with a merger in which the Corporation is a surviving corporation), the conversion rate in effect at the time of the record date for such dividend or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of each share of the Second Preferred Convertible Series converted after such time shall be entitled to receive the aggregate number and kind of shares which, if such share of the Second Preferred Convertible Series had been converted immediately prior to such time, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any of the events listed above shall occur;

                          (b) In case the Corporation shall issue rights or warrants to the holders of its Common Shares as such entitling them (for a period expiring within 45 days after the record date for determination of the stockholders entitled to receive such rights or warrants) to subscribe for or purchase Common Shares at a price per share less than the current market price per share (as defined in subparagraph (E)(4) below) on such record date, then in each such case the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of Common Shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purposes of this clause (b), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Shares shall be deemed to be the issuance of rights or warrants to purchase the Common Shares into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into Common Shares. Such adjustment shall be made whenever any such rights or warrants are issued, and shall become effective retroactively with respect to conversions made subsequent to the record date for the determination of stockholders entitled to receive such rights or warrants; and

                          (c) In case the Corporation shall distribute to holders of its Common Shares (including any such distribution made pursuant to a merger or consolidation in which the Corporation is the surviving corporation) any assets (excluding cash distributions after the Effective Time not exceeding (a) the aggregate net earning of the Corporation and its subsidiaries on a consolidated basis after such date determined in accordance with sound accounting principles less
                 (b) dividends paid after such date on shares other than Common Shares), rights to subscribe or warrants (excluding those referred to in clause (b) above), evidences of its indebtedness or other securities of the Corporation (other than Common Shares) then in each such case the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to the record date for determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the current market price per Common Share (as defined in subparagraph (E)(4) below) on such record date, and of which the denominator shall be such current market price per Common Share less the fair value (as determined by a resolution of the Board of Directors of the Corporation, after consultation with its investment bankers, filed with each transfer agent for the Second Preferred Convertible Series, which determination shall be conclusive), of the portion of the assets, rights to subscribe or warrants, evidences of its indebtedness or other securities so to be distributed applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively with respect to conversions made subsequent to the record date for the determination of stockholders entitled to receive such distribution.

                 (4)      For the purpose of any computation under subdivision
         (3) above, the current market price per Common Share on any date shall be deemed to be the average of the daily Closing Prices for 30 consecutive Trading Days selected by the Corporation commencing not more than 45 Trading Days before the date in question. The term "Closing Price" on any day shall mean the reported last sale price per Common Share regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the Composite Tape, or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or, if the Common Shares are not listed or admitted to trading on the American Stock Exchange, the principal national securities exchange on which the Common Shares are listed or admitted to trading, or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over- the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; and the term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.

                 (5) No adjustment in the conversion rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this subdivision (5)) would require an increase or decrease of at least 1% in the number of Common Shares into which each share of the Second Preferred Convertible Series is then convertible; provided, however, that any adjustments which by reason of this subdivision (5) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (E) shall be make to the nearest one-thousandth of a share.

                 (6) The Board of Directors may make such adjustments in the conversion rate, in addition to those required by this subparagraph (E), as shall be determined by the Board, as evidenced by a Board resolution, to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.
         The Board shall have the power to resolve any ambiguity or correct any error in this subparagraph (E) and its action in so doing, as evidenced by the Board resolution, shall be final and conclusive.

                 (7) In any case of any reclassification of Common Shares (other than a reclassification of the Common Shares referred to in clause (a) of this subparagraph (E)), any consolidation or merger of the Corporation with or into another corporation or any sale or conveyance to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all of the property of the Corporation, the holder of a share of the second Preferred Convertible Series shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of Common Shares into which such share of the Second Preferred Convertible Series might have been converted immediately prior to such consolidation, merger, sale or conveyance and shall have no other conversion rights with regard to such share of Second Preferred Convertible Series. In the event of such a reclassification, consolidation, merger, sale or conveyance, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise so that the conversion rate applicable to any stock or other securities or property into which the shares of the Second Preferred Convertible Series shall then be convertible shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in clauses (a) to (c) of subdivision (3) inclusive, above, and the other provisions of this subparagraph (E) with respect to the Common Shares shall apply on terms as nearly equivalent as practicable to any such other shares of stock and other securities and property deliverable upon conversion of shares of the Second Preferred Convertible Series.

                 (8) In the event that any time, as a result of an adjustment made pursuant to clause (a) of subdivision (3) above, the holder of any shares of the Second Preferred Convertible Series thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Shares, thereafter the number of such other shares so receivable upon conversion of such shares of the Second Preferred Convertible Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in clauses (a) to (c) of subdivision (3) inclusive, above, and the other provisions of this subparagraph (E) with respect to the Common Shares shall apply on like terms to any such other shares.

                 (9) Whenever any adjustment is required in the Common Shares into which each share of the Second Preferred Convertible Series is convertible, the Corporation shall forthwith (i) file with each transfer agent of the Second Preferred Convertible Series a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a copy of such statement to be mailed to the holders of record of the Second Preferred Convertible Series as of the effective date of such adjustment.

                 (10)     In case:

                          (a) the Corporation shall declare a division (or any other distribution) on its Common Shares other than a cash dividend or distribution not exceeding (i) the aggregate net earnings of the corporation and its subsidiaries on a consolidated basis after the Effective Time determined in accordance with sound accounting principles less (ii) dividends paid after such date on shares other than Common Shares; or

                          (b) the Corporation shall authorize the granting to the holders of its Common Shares of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                          (c) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Shares), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation, or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                          (d) the Corporation proposes to take any other action that would require an adjustment of the conversion rate;

         then the Corporation shall cause to be mailed to each transfer agent for the Second Preferred Convertible Series and to the holders of record of the outstanding shares of the Second Preferred Convertible Series, at least 20 days (or 10 days in any case specified in clause
         (a) or (b) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their shares of Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or other action.

                 (11) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of the Second Preferred Convertible Series, the full number of Common Shares then issuable upon the conversion of all shares of the Second Preferred Convertible Series then outstanding.

                 (12) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of Common Shares on conversion of shares of the Second Preferred Convertible Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving issue and delivery of Common Shares in the name other than that in which the shares of Second Preferred Convertible Series so converted were registered and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 (13) For the purpose of this subparagraph (E), the term "Common Shares" shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Shares issuable upon conversion of the Second Preferred Convertible Series shall include only shares of the class designated as Common Shares as of the original date of issuance of the Second Preferred Convertible Series, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

                 (14) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Second Preferred Convertible Series. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price (determined as provided in subparagraph (E)(4) above) of the Common Shares on the day of conversion shall be paid to the holder in cash by the Corporation. If on such date there is no Closing Price, the fair value of a Common Share on such date, as determined by the Board of Directors, shall be used.

                 (15) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this subparagraph (E).

                 (16) All shares of the Second Preferred Convertible Series, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion) shall be cancelled and thereupon restored to the status of authorized but unissued Second Preferred Shares undesignated as to series.

                 (F) So long as any shares of Second Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation or by law, (i) the consent of the holders of at least two-thirds of the Second Preferred Stock at the time outstanding, considered as a single class without regard to series, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                          (1) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws, of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock or reduces the time for any notice to which the holders of the Second Preferred Stock may be entitled; provided, however, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Second Preferred Stock at the time outstanding, only the consent of the holders of at least two-thirds of the shares of the series so affected shall be required; and provided further, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of any junior stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock;

                          (2) The authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class, ranking prior to the Second Preferred Stock;

                          (3) The voluntary dissolution, liquidation or winding up of the affairs of the Corporation, or the sale, lease or conveyance by the Corporation of all or substantially property or assets; or

                          (4) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Second Preferred Stock at the time outstanding unless the full dividend on all shares of Second Preferred Stock of all series then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart;

         and (ii) the consent of the holders of at least a majority of the Second Preferred Stock at the time outstanding, considered as a single class without regard to series, given in person or or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                          (1) The increase of the authorized amount of the Second Preferred Stock, or the authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class, ranking on a parity with the Second Preferred Stock; or

                          (2)     The merger or consolidation of the
                 Corporation with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Second Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Second Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

         provided, however, that no such consent of the holders of the Second Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when the issuance of any such additional Second Preferred Stock, prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up, sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, provision is to be made for the redemption of all shares of Second Preferred Stock at the time outstanding, or, in the case of any such amendment, alteration or repeal as to which the consent of less than all series of the Second Preferred Stock would otherwise be required, for the redemption of all shares of the series of Second Preferred Stock the consent of which would otherwise be required.

                 (G) In addition to the class voting rights set forth herein and in the Certificate of Incorporation, the holders of the shares of Second Preferred Convertible Series shall vote together with the holders of the Common Shares (and of any other securities which may similarly be entitled to vote with the holders of the Common Share) as a single class upon all matters upon which stockholders are entitled to vote and when so voted shall be entitled to a number of votes per share equal to the conversion rate in effect on the record date of the determination of shareholders entitled to notice of, and to vote at such meeting.

                 (H) The shares of the Second Preferred Convertible Series shall not have any relative, participating, optional or other special rights and powers other than as set forth in the Certificate of Incorporation of the Corporation, as amended.